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                                                                       EXHIBIT 5

                                 LEGAL OPINION

                              ROLAND A. PAUL, ESQ.




                                               April 17, 1998



Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street N.W.
Stop 1-4
Washington, D.C. 20549-1204

RE:  Howmet International Inc. Amended and Restated 1997 Stock Awards Plan

Ladies and Gentlemen:

I have acted as counsel for Howmet International Inc., a Delaware corporation (the "Corporation") in connection with the registration of 5,000,000 shares of the Corporation's Common Stock, $.01 par value per share, issuable under the Howmet International Inc. Amended and Restated 1997 Stock Awards Plan (the "Plan"). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon, I am of the opinion that the shares of Common Stock, $.01 par value, of the Corporation which may be issued, transferred or sold pursuant to the Plan will be, when issued or transferred in accordance with the terms of the Plan, legally issued, fully paid and nonassessable.

I consent to the incorporation of this legal opinion into the Corporation's Registration Statement on Form S-8 being filed in connection with the foregoing registration.



                                               /s/  Roland A. Paul
                                               ----------------------
                                               Roland A. Paul
                                               Vice President - General Counsel


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